Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1	DUBAI	RIYADH
713.229.1234	HONG KONG	WASHINGTON
FAX +1
713.229.1522
BakerBotts.com

October 12, 2012

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Ladies and Gentlemen:

In connection with the issuance by Bristow Group Inc., a Delaware corporation (the “Company”), of an aggregate of $450,000,000 principal amount of the Company’s 6 1/4% Senior Convertible Notes due 2022 (the “Notes”), together with the related guarantees (the “Guarantees,” and together with the Notes, the “Securities”) on a senior unsecured basis by Bristow U.S. LLC, a Louisiana limited liability company (“BUS LLC”), Bristow Alaska Inc., an Alaska corporation (“BA Inc.”), Bristow Helicopters Inc., a Delaware corporation (“BH Inc.” and, together with BUS LLC and BA Inc., the “Subsidiary Guarantors”), pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-183816) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated September 10, 2012, as supplemented by the prospectus supplement relating to the sale of the Notes dated September 27, 2012 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective under the Act upon filing. The Prospectus has been filed by the Company with the Commission pursuant to Rule 424(b) under the Act, including all documents incorporated by reference therein. On September 27, 2012, the Company and the Subsidiary Guarantors entered into an Underwriting Agreement (the “Underwriting Agreement”) with the underwriters named therein (the “Underwriters”) providing for the issuance and sale by the Company to the Underwriters of the Securities.

The opinions set forth herein relate only to certain matters regarding the Securities. In our capacity as your counsel in the connection referred to above, we have examined the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; the Certificate of Incorporation and Bylaws of BH Inc., each as amended to date; the Underwriting Agreement, filed as an exhibit to this Form 8-K; the Indenture, dated June 17, 2008 (the “Base Indenture”), among the Company, as issuer, BUS LLC, BA Inc. and BH Inc., as subsidiary guarantors, and U.S. Bank National Association, as Trustee, filed as Exhibit 4.1 to the Registration Statement pursuant to which senior debt securities may be issued; a form

Bristow Group, Inc.	2

of the Second Supplemental Indenture among the Company, the Guarantors and the Trustee, as described in the Prospectus (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), pursuant to which the Securities will be issued; the originals, or copies certified or otherwise identified, of corporate records of the Company and the Subsidiary Guarantors, certificates of public officials and of representatives of the Company and the Subsidiary Guarantors and statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving this opinion, we have relied on certificates of officers of the Company and the Subsidiary Guarantors and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete. We have also assumed that the Notes will be offered and sold in compliance with applicable federal and state securities laws and in the manner described in the applicable Prospectus and in accordance with the terms of the applicable Underwriting Agreement. We have also assumed that BUS LLC is a limited liability company that is validly existing and in good standing and has the limited liability company power to execute, deliver and perform, and has taken all limited liability company action necessary to authorize the execution, delivery and performance of, its obligations under the Indenture, including the Guarantees, under the laws of the State of Louisiana. We have also assumed that BA Inc. is a corporation formed under Alaska law and is validly existing and in good standing and has the power to execute, deliver and perform, and has taken all corporate action necessary to authorize the execution, delivery and performance of, its obligations under the Guarantees, under the laws of the State of Alaska. We have also assumed that the Base Indenture has been duly authorized, executed and delivered by the Trustee and represents a valid and legally binding obligation of the Trustee and the Supplemental Indenture has been or will be duly authorized, executed and delivered by the Trustee and will represent a valid and legally binding obligation of the Trustee.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Notes, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) to the discretion of the court before which any proceeding may be brought, or (iv) any implied covenants of good faith and fair dealing.

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2. When the Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the applicable Underwriting Agreement, the Guarantees of the Notes included in the Indenture will constitute legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with the terms of the Indenture, except as the enforceability thereof may be subject to (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights, (ii) general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) to the discretion of the court before which any proceeding may be brought, or (iv) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited to the contract law of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware and the applicable federal laws of the United States, in each case as of the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.